UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 2026

The Kroger Co.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	No. 1-303	31-0345740
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street Cincinnati, OH (Address of Principal Executive Offices)	45202 (Zip Code)

(513) 762-4000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Exchange on which registered:
Common Stock, $1.00 par value per share	KR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On July 1, 2026, The Kroger Co. (the “Company”) announced that it has entered into an agreement and plan of merger pursuant to which it will acquire Giant Eagle, Inc. (“Giant Eagle”) for a purchase price of approximately $1.65 billion, subject to customary purchase price adjustments. The consideration for the acquisition consists of $1.25 billion in cash and approximately $400 million in assumed liabilities. Giant Eagle, headquartered in Pennsylvania, is a leading family-owned food and pharmacy retailer. Giant Eagle operates stores in Ohio, Pennsylvania, West Virginia, Maryland and Indiana.

The acquisition is expected to close in 2027, subject to the expiration or termination of any applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the satisfaction or waiver of other customary closing conditions. In connection with obtaining the requisite regulatory clearance necessary to consummate the acquisition, Kroger and Giant Eagle expect to make limited Giant Eagle store divestitures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

By:	/s/ Geroge H. Vincent
Name:	George H. Vincent
Title:	Executive Vice President, General Counsel and Secretary

Dated: July 1, 2026